EXHIBIT 99.1

Ark Restaurants Announces Financial Results for the
First Quarter of 2017

CONTACT:

Robert Stewart

(212) 206-8800
bstewart@arkrestaurants.com

NEW YORK, New York – February 10, 2017 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the first quarter ended December 31, 2016.

Total revenues for the three-month period ended December 31, 2016 were $38,392,000 versus $36,991,000 for the three months ended January 2, 2016. The three-month period ended December 31, 2016 includes revenues of $707,000, which represents one month of sales, related to the Oyster House properties in Gulf Shores and Spanish Fort, AL which were acquired on November 30, 2016. The three-month period ended January 2, 2016 includes revenues of $697,000 related to two properties that were closed during the period.

Company-wide same store sales increased 2.7% for the three-month period ended December 31, 2016 compared to the same three month period last year.

Restaurant operating income was $1,305,000 for the three-month period ended December 31, 2016 versus $633,000 for the three months ended January 2, 2016.

The Company’s EBITDA, adjusted for non-cash stock option expense and non-controlling interests, for the three-month period ended December 31, 2016 was $4,102,000 versus $1,781,000 during the same three-month period last year. Of the increase in EBITDA, adjusted for non-cash stock option expense and non-controlling interests, $1,637,000 resulted from the recognition of a gain (discussed below) in connection with the sale of the real estate underlying our Rustic Inn, Jupiter, FL property. Without the gain related to the sale of real estate, EBITDA as adjusted for non-cash stock option expense and non-controlling interests would have been $2,465,000 for the three-month period ended December 31, 2016.

Net income for the three-month period ended December 31, 2016 was $1,734,000, or $0.51 per basic share ($0.49 per diluted share) compared to $321,000, or $0.09 per basic share and diluted share, for the same three-month period last year.

On November 18, 2016, Ark Jupiter RI, LLC (“Ark Jupiter”), a wholly-owned subsidiary of the Company, entered into a ROFR Purchase and Sale Agreement (the “ROFR”) with SCFRC-HWG, LLC, the landlord (the “Seller”) to purchase the land and building in which the Company operates its Rustic Inn location in Jupiter, Florida. The Seller had entered into a Purchase and Sale Agreement with a third party to sell the premises; however, Ark Jupiter’s lease provided the Company with a right of first refusal to purchase the property. Ark Jupiter exercised the ROFR on October 4, 2016 and made a ten (10%) percent deposit on the purchase price of approximately Five Million Two Hundred Thousand Dollars ($5,200,000). Concurrent with the execution of the ROFR, Ark Jupiter entered into a Purchase and Sale Agreement with 1065 A1A, LLC to sell this same property for Eight Million Two Hundred Fifty Thousand Dollars ($8,250,000). In connection with the sale, Ark Jupiter and 1065 A1A, LLC have entered into a temporary lease and sub-lease arrangement which expires on April 30, 2017, at which time the Company expects to vacate the space.

On November 30, 2016, the Company, through newly formed, wholly-owned subsidiaries, acquired the assets of the Original Oyster House, Inc., a restaurant and bar located in the City of Gulf Shores, Baldwin County, Alabama and the related real estate and an adjacent retail shopping plaza and the Original Oyster House II, Inc., a restaurant and bar located in the City of Spanish Fort, Baldwin County, Alabama and the related real estate. The total purchase price was for $10,750,000 plus inventory. The acquisition is accounted for as a business combination and was financed with a bank loan from the Company’s existing lender in the amount of $8,000,000 and cash from operations.

As of December 31, 2016 the Company had cash and cash equivalents totaling $4,662,000. The Company has notes payable outstanding, the proceeds of which were used to finance the purchases of The Rustic Inn in Dania Beach, Florida, Shuckers and the Oyster House properties, with an outstanding balance of $15,336,000, net of the unamortized balance of deferred financing costs in the amount of $49,000 at December 31, 2016.

Recent Developments

On February 7, 2017, the Company invested an additional $222,000 in NMR as a result of a capital call bringing its total equity investment to $5,108,000.

Ark Restaurants owns and operates 22 restaurants and bars, 19 fast food concepts and catering operations primarily in New York City, Florida, Washington, D.C, Las Vegas, NV and the gulf coast of Alabama. Six restaurants are located in New York City, two are located in Washington, D.C., five are located in Las Vegas, Nevada, three are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut, one is located in Boston, Massachusetts, three are located in Florida and two are located on the Gulf Coast of Alabama. The Las Vegas operations include four restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel’s room service, banquet facilities, employee dining room and six food court concepts; and one restaurant within the Planet Hollywood Resort and Casino. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino and a restaurant in the Tropicana Hotel and Casino. The operations at the Foxwoods Resort Casino consist of one fast food concept. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace. The Florida operations include two Rustic Inn’s, one in Dania Beach, Florida and one in Jupiter, Florida, a restaurant, Shuckers, located in Jensen Beach and the operation of five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Alabama, the Company operates two Original Oyster Houses, one in Gulf Shores, Alabama and one in Spanish Fort, Alabama.

Except for historical information, this news release contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements involve unknown risks, and uncertainties that may cause the Company’s actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company’s filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results could differ materially from those anticipated in these forward-looking statements, if new information becomes available in the future.

ARK RESTAURANTS CORP.

Consolidated Statements of Income

For the 13 week periods ended December 31, 2016 and January 2, 2016

(In Thousands, Except per share amounts)

	Q1 2017	Q1 2016
	13 weeks ended	13 weeks ended

	December 31,	January 2,
	2016	2016

TOTAL REVENUES	$38,392	$36,991

COST AND EXPENSES:

Food and beverage cost of sales	9,750	9,592
Payroll expenses	12,956	13,192
Occupancy expenses	4,732	4,545
Other operating costs and expenses	4,866	4,563
General and administrative expenses	3,300	3,328
Depreciation and amortization	1,483	1,138

Total costs and expenses	37,087	36,358

RESTAURANT OPERATING INCOME	1,305	633

Gain on sale of Rustic Inn, Jupiter property	1,637	—

OPERATING INCOME	2,942	633

OTHER (INCOME) EXPENSE:

Interest (income) expense, net	5	79
Other (income) expense, net	(28)	(61)
Total other (income) expense, net	(23)	18

INCOME BEFORE PROVISION FOR INCOME TAXES	2,965	615

Provision for income taxes	880	139

CONSOLIDATED NET INCOME	2,085	476

Net income attributable to non-controlling interests	(351)	(155)

NET INCOME ATTRIBUTABLE TO ARK RESTAURANTS CORP.	$1,734	$321

NET INCOME PER ARK RESTAURANTS CORP. COMMON SHARE:
Basic	$0.51	$0.09
Diluted	$0.49	$0.09

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
Basic	3,423	3,418
Diluted	3,507	3,517

EBITDA Reconciliation:
Restaurant operating income	$1,305	$633
Other income (expense), net	23	(18)
Restaurant income before provision for income taxes	1,328	615
Gain on sale of Rustic Inn, Jupiter property	1,637	—
Pre tax income	2,965	615
Depreciation and amortization	1,483	1,138
Interest expense, net	5	79
EBITDA (a)	$4,453	$1,832

EBITDA adjusted for non-cash stock option expense, and non-controlling interests:
EBITDA (as defined) (a)	$4,453	$1,832
Net (income) loss attributable to non-controlling interests	(351)	(155)
Non-cash stock option expense	—	104
EBITDA, as adjusted	$4,102	$1,781

(a)	EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of this non-GAAP financial measure enhances an overall understanding of the Company’s past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income (loss), operating income (loss), cash flows from operating activities or any other measure for determining the Company’s operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, pre-tax income, is included above.